UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2015

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On July 21, 2015, Endologix, Inc. (“Endologix”) terminated the Credit Agreement with Wells Fargo Bank, National Association (“Wells Fargo”), dated as of October 30, 2009, as amended from time to time (the “Wells Fargo Facility”). Under the Wells Fargo Facility, Endologix could borrow up to $20 million under a revolving line of credit, subject to the calculation and limitation of a borrowing base. The Wells Fargo Facility also contemplated the issuance of up to $7.5 million in letters of credit for the account of Endologix. Any outstanding amounts under the Wells Fargo Facility bore interest at a variable rate equal to the Wells Fargo prime rate, plus 1.0%. The Wells Fargo Facility was secured by a security interest granted to Wells Fargo in substantially all of the assets of Endologix other than its intellectual property. Endologix terminated the Wells Fargo Facility in connection with its entry into a new credit facility with another banking institution having terms more favorable to Endologix. As of the date of termination, Endologix did not have any borrowings outstanding under the Wells Credit Facility. In addition, Endologix did not incur any early termination penalties in connection with the termination of the Wells Credit Facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: July 24, 2015	/s/ John McDermott
Chief Executive Officer and Chairman of the Board